TRUST AGREEMENT

THIS AGREEMENT is made effective November 6, 2008.

BETWEEN:

Chancery Resources, Inc, a company duly incorporated under the laws of the State of Nevada and having an office at 4400 Westgrove Drive, Suite 104, Dallas, Texas 75001

(hereinafter called “Chancery”)

OF THE FIRST PART

AND:

CB Resources Ltd. (formerly Copper Belt Resources Ltd.), a company duly incorporated under the laws of the Province of British Columbia and having an address at 575 – 1111 West Hastings
Street, Vancouver, British Columbia, V6E 2J3

(hereinafter called “Trustee”)

(collectively referred to as “Parties”)

OF THE SECOND PART

WHEREAS:

A.

The Trustee is the recorded holder of certain mineral Claims in the Province of British Columbia, (collectively, the “Claims”) as listed in the Mining Acquisition Agreement between Chancery and the Trustee, dated November 6, 2008 (the “Property Agreement”).

B.	Chancery, being a Nevada corporation cannot, under British Columbia laws, hold registered title to the Claims directly.

C.

Chancery and the Trustee now wish to enter into a trust agreement whereby Trustee would hold registered ownership of the Claims in trust for Chancery on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, and in consideration for agreeing to enter into the Property Agreement, the parties hereto agree as follows:

1. Representation and Warranties

1.	Chancery represents and warrants to Trustee that:

	a.	Chancery is a body corporate duly incorporated, organized and validly subsisting under the laws of Nevada; and

	b.	Chancery has full power and authority enter into this Agreement and any agreement or instrument referred to or contemplated herein.

2.

Trustee represents and warrants to Chancery that the Trustee is legally capable and has the full power and authority to carry on as a trustee and to hold the Claims as a trustee on behalf of Chancery and to enter this Agreement any agreement or instrument referred to or contemplated herein.

3.

The representation and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained herein.

2. Termination

1.	This Agreement will terminate on November 6, 2009 unless on or before that date, Chancery terminates in writing this Agreement.

2.

Trustee may terminate this Agreement and transfer the Claims to and into the name of CB Resources, if at any time Chancery fails to make any payment or file any assessment with a governmental or regulatory agencies as necessary to keep the Claims in good standing and Chancery agrees not to defend or dispute such action.

3. Covenants of Chancery

Chancery will keep the Claims free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard.

4. Covenants of Trustee

1.	Trustee will not do any act or thing which would or might in any way adversely affect the rights of Chancery hereunder.

2.

Trustee will assist Chancery in making all necessary filings and payments required to be made by Chancery pursuant to section 3 of this Agreement, including filings required to be made on or through the BC Mineral Titles Online website.

3.	Trustee will transfer registered ownership of the Claims to Chancery or its authorized agent immediately on request made by Chancery, provided that Chancery will pay all transfer fees.

4.	Trustee will promptly provide Chancery with any and all notices and correspondence from government or regulatory agencies in respect of the Claims.

5. Further Assurances

The Parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

Notice

1.

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or facsimile transmission or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

a.	if to Chancery
4400 Westgrove Drive, Suite 104,
Dallas, Texas 75001

b.	if to Trustee
575 – 1111 West Hastings Street,
Vancouver, British Columbia, V6E 2J3

2.

Any notice, direction or other instrument aforesaid will, if delivered by courier or facsimile transmission, be deemed to have been given and received on the next business day following the day on which it was delivered or sent by facsimile, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

3.

Any party at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses of such party for the purpose of giving notice hereunder.

6. Headings

The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

7. Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8. Terms

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

9. Entire Agreement

This agreement, together with the Mining Acquisition Agreement dated November 6, 2008 referred to therein, entered into between the parties concurrently herewith, constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

10. Time of Essence

Time will be of the essence in this Agreement.

11. Enforcement of Agreement

The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally any may be enforced by each as against each other interests.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CHANCERY RESOURCES, INC.

Per:	/s/ signed

President

CB RESOURCES LTD.

Per:	/s/ signed
President